Exhibit 99.1

The St. Joe Company Reports Third Quarter 2016 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--November 3, 2016--The St. Joe Company (NYSE:JOE) (the “Company”) today announced Net Income for the third quarter of 2016 of $2.7 million, or $0.04 per share, compared with Net Income of $2.8 million, or $0.03 per share, for the third quarter of 2015. For the nine months ended September 30, 2016, the Company reported Net Income of $13.2 million, or $0.18 per share compared to Net Income of $0.8 million, or $0.01 per share for the same period last year.

The Company’s operating and corporate expenses declined by $4.7 million, or 47%, in the third quarter of 2016 as compared to the same quarter last year. For the nine months ended September 30, 2016, the operating and corporate expenses declined by $7.0 million, or 28%, as compared to the nine months ended September 30, 2015. The decline was primarily due to a decrease in employee related costs and professional fees.

Third Quarter highlights include:

  While Net Income for the third quarter of 2016 was similar to the third quarter of 2015, operating income for the third quarter of 2016 increased by $4.0 million primarily due to reduced operating and corporate expenses as compared to the third quarter of 2015. In comparison, Net Income for the third quarter of 2015 included a one-time gain of $5.3 million on the sale of investments.
  Total revenue for the quarter was $27.2 million as compared to $27.8 million in the third quarter of 2015 due to a decrease in real estate revenue and timber revenue partially offset by an increase in resorts and leisure revenue and leasing revenue. The Company’s third quarter 2016 revenue was generated from $4.2 million of real estate revenue, $19.0 million from resorts and leisure operations, $2.7 million from leasing operations and $1.3 million from timber revenue.

  Real estate revenue decreased to $4.2 million in the third quarter of 2016 as compared to $4.9 million in the third quarter of 2015. Real estate revenue in the third quarter of 2016 was comprised of $3.1 million in residential real estate revenue, $0.6 million in commercial real estate revenue and $0.5 million in other revenue. The third quarter of 2015 included $4.9 million in residential real estate revenue. Real estate revenue fluctuates from quarter to quarter partially based on timing of builder contractual closing obligations.
  Resorts and leisure revenue increased approximately $0.5 million in the third quarter of 2016 to $19.0 million as compared to the third quarter of 2015. The increase during the third quarter of 2016 as compared to the same period in 2015 was primarily related to increased average room rates at both the WaterColor Inn and in the vacation rental program as well as an increase in membership revenue from the St. Joe Club & Resorts private membership club.
  Leasing revenue increased $0.2 million during the third quarter of 2016, as compared to the third quarter of 2015. As of September 30, 2016, the Company had approximately 517,000 square feet of retail, industrial and commercial space leased.
  As of September 30, 2016, the Company had cash, cash equivalents and investments of $402.0 million, as compared to $399.8 million as of June 30, 2016, an increase of $2.2 million.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said “One of our areas of focus is to grow recurring revenue while maintaining a low fixed expense structure.” Mr. Gonzalez added, “Accordingly, we are planning to grow our leasable spaces and we are focused on attracting new businesses into the area and into our commerce parks that can diversify the economy.”

FINANCIAL DATA

Consolidated Results
($ in millions except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue
Real estate revenue	$4.2	$4.9	$18.0	$24.3
Resorts and leisure revenue	19.0	18.5	47.6	45.7
Leasing revenue	2.7	2.5	7.4	6.8
Timber revenue	1.3	1.9	4.0	6.0
Total revenue	27.2	27.8	77.0	82.8
Expenses
Cost of real estate revenue	2.0	2.5	6.7	12.3
Cost of resorts and leisure revenue	15.4	14.7	40.4	38.2
Cost of leasing revenue	0.7	0.7	2.2	2.0
Cost of timber revenue	0.2	0.2	0.6	0.6
Other operating and corporate expenses	5.2	9.9	17.7	24.7
Depreciation, depletion and amortization	2.1	2.2	6.5	7.3
Total expenses	25.6	30.2	74.1	85.1
Operating income (loss)	1.6	(2.4)	2.9	(2.3)
Other income	2.0	6.4	15.1	5.1
Income from operations before equity in income from unconsolidated affiliates and income taxes	3.6	4.0	18.0	2.8
Income tax expense	(0.9)	(1.2)	(5.2)	(2.0)
Net income	2.7	2.8	12.8	0.8
Net loss attributable to non-controlling interest	--	--	0.4	--
Net income attributable to the Company	$2.7	$2.8	$13.2	$0.8
Net income per share attributable to the Company	$0.04	$0.03	$0.18	$0.01
Weighted average shares outstanding	74,342,826	92,026,894	74,496,058	92,088,253

Revenues ($ in millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Real estate revenue
Residential	$3.1	$4.9	$15.9	$14.3
Commercial	0.6	--	0.6	4.7
Other real estate revenue	0.5	--	1.5	5.3
Total real estate revenue	4.2	4.9	18.0	24.3
Resorts and leisure revenue	19.0	18.5	47.6	45.7
Leasing revenue	2.7	2.5	7.4	6.8
Timber revenue	1.3	1.9	4.0	6.0
Total revenue	$27.2	$27.8	$77.0	$82.8

Summary Balance Sheet
($ in millions)

	September 30, 2016	December 31, 2015
Assets
Investment in real estate, net	$313.0	$313.6
Cash and cash equivalents	165.3	212.8
Investments	236.7	191.2
Restricted investments	5.6	7.1
Notes receivable, net	2.0	2.6
Property and equipment, net	9.2	10.1
Claim settlement receivable	12.7	--
Other assets	33.3	36.5
Investments held by special purpose entities	208.6	208.8
Total assets	$986.4	$982.7

Liabilities and Equity
Debt	$54.2	$54.5
Other liabilities	43.4	41.9
Deferred tax liabilities	39.4	36.8
Senior Notes held by special purpose entity	176.2	176.1
Total liabilities	313.2	309.3
Total equity	673.2	673.4
Total liabilities and equity	$986.4	$982.7

Debt Schedule
($ in millions)

	September 30, 2016	December 31, 2015
Pier Park North joint venture	$47.5	$47.5
Community Development District debt	6.7	7.0
Total debt	$54.2	$54.5

Other Operating and Corporate Expenses
($ in millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Employee costs	$1.8	$4.5	$5.3	$10.0
401(k) contribution / pension costs	--	--	1.4	1.1
Non-cash stock compensation costs	--	--	0.1	0.2
Property taxes and insurance	1.4	1.4	4.2	4.4
Professional fees	1.2	2.8	3.8	5.6
Marketing and owner association costs	0.3	0.3	1.0	1.0
Occupancy, repairs and maintenance	0.2	0.2	0.5	0.7
Other	0.3	0.7	1.4	1.7
Total other operating and corporate expense	$5.2	$9.9	17.7	$24.7

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the third quarter of 2016 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s focus on growing recurring revenue as well as its plans for growing leasable spaces and attracting new businesses into the area and into its commerce parks. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (2) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of recently granted entitlements; (3) significant decreases in the market value of our investments in securities or any other investments; (4) our ability and the ability of our investment advisor to identify and acquire suitable investments for our investment portfolio that meet our risk and return criteria; (5) our ability to capitalize on strategic opportunities presented by a growing retirement demographic; (6) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate, including our Bay-Walton Sector holdings; (7) volatility in the consistency and pace of our residential real estate sales; (8) any downturns in real estate markets in Florida or across the nation; (9) our dependence on the real estate industry and the cyclical nature of our real estate operations; (10) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (11) changes in laws, regulations or the regulatory environment affecting the development of real estate; (12) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (13) our ability to effectively manage our real estate assets, as well as the ability of our joint venture partner to effectively manage the day-to-day activities of the Pier Park North joint venture; and (14) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; as well as, the cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K filed with the Commission on March 2, 2016 as updated by subsequent Quarterly Reports on Form 10-Qs and other current report filings.

About The St. Joe Company

The St. Joe Company together with its consolidated subsidiaries is a real estate development, asset management and operating company with real estate assets and operations currently concentrated primarily between Tallahassee and Destin, Florida. More information about the Company can be found on its website at www.joe.com.

© 2016, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
Investor Relations Contact:
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com